Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Hank Nicodemus
(713) 529-0900

Equus II Incorporated Announces Year-End Net Asset Value

HOUSTON, TX – March 22, 2005 – Equus II Incorporated (NYSE: EQS) today reported net assets as of December 31, 2004, of $68,599,657, a decrease of $3 million for the year. Net assets per share decreased from $10.81 per share at 12/31/03 to $10.54 per share at 12/31/04. Comparative data is summarized below:

	12/31/04	12/31/03
Net assets	$68,599,657	$71,538,554
Shares outstanding	6,506,692	6,615,173
Net assets per share	$10.54	$10.81

After taking into account the year-end dividend of $.57 per share, both the year-end net asset value per share and market price of EQS stock increased approximately 3% from the end of 2003.

During 2004, the Fund sold its interests in Alenco Holding Corporation, a manufacturer and distributor of aluminum and vinyl windows, and Strategic Holdings, Inc., a processor of recycled glass. The proceeds of those sales resulted in realized capital gains of over $11 million and allowed the company to extinguish its existing bank debt. The realized gains were more than offset by $16.5 million in realized losses on the securities of three portfolio companies. At year-end the Fund had no outstanding debt and had $18.8 million in cash and short-term investments.

Four portfolio companies at the end of 2004 comprise 72% of the fair value of the Fund’s portfolio. Those four companies increased in value approximately 13% from the end of 2003, including dividends of approximately $4.2 million received by the Fund during the year. Those four companies are Champion Window Holdings, Inc., PalletOne, Inc., Sovereign Business Forms, Inc., and Spectrum Management, LLC. Also during the year, one of the portfolio companies, Container Acquisition, Inc., completed a merger with another company in the international shipping container logistics industry, which more than doubled the revenue base. However, the Fund’s investment was written down by $1.6 million from the end of 2003. Other significant decreases in value include Equicom, Inc., an owner and operator of small radio stations in Texas, which was written down $1.2 million, and Doane PetCare Enterprises, Inc., the largest distributor of private label pet food in the United States, was written down $1 million.

The Fund repurchased 381,700 shares of its common stock in 2004 for $3 million. We also began to divest our common stock of ENGlobal, Inc. (ENG: AMEX). Subsequent to year-end we completed the divestiture with net proceeds in January and February 2005 of approximately $2.5 million. This has increased our current cash and short-term investments balance to approximately $20 million.

No new investments were made during the year. During the year, the Fund made follow-on investments of approximately $2.0 million in cash, and $3.7 million in accrued interest which was added to the cost of notes receivable or preferred dividends paid-in-kind.

Sam P. Douglass, Chairman and Chief Executive Officer of Equus, commented, “The $20 million in cash and short-term investments and being debt free represents the strongest position of liquidity the Fund has had in the last ten years and allows the Fund to consider several avenues to enhance the net asset value and reduce the discount to NAV of market price.”

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s periodic filings with the Securities and Exchange Commission.

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